EXHIBIT 23(b) - INDEPENDENT AUDITORS' CONSENT

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
National Western Life Insurance Company:

We consent to the incorporation by reference in the registration statement (No. 333-153341) on Form S-8 of National Western Life Insurance Company and subsidiaries of our report dated March 17, 2014, with respect to the consolidated balance sheet of National Western Life Insurance Company as of December 31, 2013, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2013, and schedules I and V, which report appears in the December 31, 2014 annual report on Form 10-K of National Western Life Insurance Company.

/S/KPMG LLP
Houston, Texas
March 13, 2015